Exhibit 99.2

News Release

For Immediate Release April 13, 2017	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR COMPLETES REFINANCING OF SENIOR SECURED CREDIT FACILITIES

SANDUSKY, OHIO, April 13, 2017 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced that it has successfully completed the refinancing of its existing senior secured credit facilities with new senior secured credit facilities (the “2017 Senior Secured Credit Facilities”), consisting of a five-year, $275 million revolving credit facility and a seven-year, $750 million term loan. In connection with the Senior Secured Credit Facilities, the company simultaneously completed the previously announced offering of 10-year, $500 million senior unsecured notes.

“I am very pleased with the low cost and flexibility provided by the new agreement,” said Matt Ouimet, Cedar Fair’s chief executive officer. “Our seven consecutive years of record performance and a strong balance sheet created the opportunity to lock in historically low rates, extend maturities, and maximize capital structure flexibility. We truly appreciate the strong support and confidence of our relationship banks and the debt capital markets.”

The refinancing meaningfully extends the maturities of the Company’s debt, with the revolving credit facility maturing in April 2022 and the senior secured term loan maturing in April 2024. “We received strong market demand for both the Senior Secured Credit Facilities and senior unsecured notes allowing us to lock-in very favorable rates,” added Brian Witherow, Cedar Fair’s executive vice president and chief financial officer. “This refinancing not only enables us to take advantage of low rates available in the credit markets, but also meaningfully improves our financial flexibility leaving us well positioned to capitalize on opportunities in the future.”

The interest rate for the $750 million senior secured term loan will be LIBOR plus a margin of 2.25% per annum. The interest rate for borrowings under the $275 million revolving credit facility will be LIBOR or Canadian Dollar Offered Rate (the “CDOR”) plus a margin of 2.0% per annum. The 2017 Senior Secured Credit Facilities are subject to customary affirmative, negative and financial covenants.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Completes Refinancing of Senior Secured

Credit Facilities

April 13, 2017

About Cedar Fair

Cedar Fair Entertainment Company (NYSE: “FUN”), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and five hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.

Forward-Looking Statements

Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects, and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259     419-627-2233